U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

        DATE OF REPORT: (DATE OF EARLIEST EVENT REPORTED): July 5, 2006

                        Commission File Number: 000-31987

                              TEXHOMA ENERGY, INC.
                 (Name of Small Business Issuer in its Charter)

               NEVADA                                    20-4858058
   (State or other jurisdiction of                     (IRS Employer
    incorporation or organization)                   Identification No.)

               2200 POST OAK BLVD. SUITE 340 HOUSTON, TEXAS 77056
                    (Address of principal executive offices)

                                 (713) 457-0610
                            (Issuer Telephone Number)

    Check  the  appropriate  box   below   if  the  Form  8-K  is   intended  to
simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

  [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

  [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

  [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

  [ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

1. On May 31, 2006, Mr. Frank A. Jacobs, a director of Texhoma Energy, Inc. ("we," "us," and the "Company") sent us a letter detailing amounts which he believes he is owed from us for certain cash advances, fees and out of pocket expenses advanced to us at that time. Those amounts totaled approximately $352,000 as of March 31, 2006 as previously disclosed by the Company in a Form 8-K filed with the Commission on June 8, 2006. On September 11, 2006, Mr. Jacobs made a further cash advance to the Company amounting to $88,697.54 and had additionally accrued certain professional fees as of September 30, 2006, which brought the total amount owed by us to Mr. Jacobs as of September 30, 2006, to $493,643.77, which amount does not include any accrued an unpaid interest at 6% per annum on the amounts owed to Mr. Jacobs. Due to the amount of such indebtedness and the need to

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     properly  document  and account for such debt, we entered into a Promissory
     Note and Security Agreement with Mr. Jacobs, which Promissory Note is payable on demand, whereby we agreed to repay Mr. Jacobs as soon as the Company is in a position to do so and to provide Mr. Jacobs with certain shares of common stock which the Company holds, in security for the repayment of the debt. Pursuant to the Security Agreement, we assigned Mr. Jacobs 276,000 (post 2:1 forward split shares, as described below under (2)) shares in the capital stock of Morgan Creek Energy Corp. which we previously received in connection with the Letter of Intent, described below. The shares will be reassigned from Mr. Jacobs to us when moneys owing to Mr. Jacobs are repaid, and will be retained by Mr. Jacobs in the event we fail to repay the amounts owed to Mr. Jacobs as provided by the Note. Any amounts not paid to Mr. Jacobs when demanded by him will bear interest at the rate of 15% per annum until paid.

2. On or about July 5, 2006 the Company entered into a Letter of Intent with Morgan Creek Energy Corp. ("MCE") for the sale of a 25% working interest in the Bayou Choctaw project in exchange for $250,000 and the issuance of 200,000 restricted shares of common stock of MCE (the "Consideration"). The shares have piggy-back registration rights and because MCE subsequently affected a 2:1 forward stock split, the Company now holds 400,000 shares of MCE. The Company has now received the full Consideration and the sale has been finalized. Sterling Grant Capital, Inc. has been paid a 6% finders fee in both cash and MCE-shares as a result of the sale of this project.

3. On or about July 26, 2006 the Company agreed to increase its participation in the Bayou Choctaw project from 25% to 41.667% conditioned on the transaction with MCE, as provided above.

4. As a consequence of the transactions referred to under items 2 and 3, above, the Company now has a 16.667% working interest in the Bayou Choctaw project which, together with such property's proven reserves, is considered by the Company's management as one of the cornerstone properties of the Company. The operator of the property is currently designing the 3D-seismic program to assess the exploration aspects of the property. The seismic shoot is planned to be conducted in the first quarter of 2007 with drilling to follow. The Company is currently considering options to accelerate the development drilling prior to the seismic data being available.


ITEM  8.01  OTHER  EVENTS.

It has come to the attention of our management that information is being distributed about Texhoma Energy, Inc., by third parties which is not authorized, sanctioned or paid for by us. We therefore caution investors not to rely on such information and we encourage investors and shareholders to visit our website, www.texhomaenergy.com or the SEC website, www.sec.gov, to review the Company's latest filings, for accurate information regarding our operations.

We are actively pursuing opportunities only in Texas in and Louisiana and are striving to keep our shareholders and the investment public fully informed with

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such  ventures. We currently have no involvement with any international ventures and have no impending announcements which are not disclosed in this Form 8-K filing.


ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.    Description
-----------    -----------------------------------------------
10.1*          Promissory Note with Frank Jacobs
10.2*          Security Agreement with Frank Jacobs

* Filed herewith.


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                                   SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TEXHOMA ENERGY, INC.
--------------------

October 20, 2006

/s/  Max E. Maxwell
--------------------
Max E. Maxwell,
President

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